Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

       Contact: Aimee Punessen, (615) 236-8329

aimee.punessen@franklinsynergy.com

Franklin Synergy Bank Tops Williamson County in Deposits

Grows to Market Leader in Williamson County in Less than 7 Years

Franklin, TN – October 3, 2014. Franklin Synergy Bank reported today that the bank has risen to the market share leader in deposits of the 34 banks with offices in Williamson County. In a statement, Franklin Synergy President Richard Herrington attributed the growth to an experienced banking team and a culture built on customer service.

“One way to measure the extraordinary growth of Franklin Synergy Bank is the annual FDIC bank deposit market share data, based on June 2014 results. This information was released this week,” commented Herrington.

From June 2013 to June 2014, Franklin Synergy Bank deposits in Williamson County grew 36.0%, from $510 million to $696 million, moving the bank from the third largest bank in 2013 to the market leader in 2014. The June 2014 FDIC statistics for Williamson County do not include the bank’s Brentwood branch because it was located in Davidson County until its relocation to Williamson County in September of 2014. FDIC data for Franklin Synergy Bank deposits also does not include deposits from MidSouth Bank, acquired by Franklin Synergy on July 1, 2014.

According to FDIC reporting, Franklin Synergy’s market share of deposits in Williamson County as of June 30, 2014, was 12.0%, compared to 9.7% at June 30, 2013. Franklin Synergy is also the market leader in deposits in Franklin, with 21.6% of the market share.

“There are 34 banks in our Williamson County market today. We were 34th out of the 34 banks in our market in November 2007. In less than seven years, we have grown faster than the market and have surpassed 33 of these banks, including banks that have been in our market for decades.”

Total deposits for Franklin Synergy Bank as of June 30, 2014 were $747 million, with the bank experiencing impressive growth in the third quarter of 2014. “Third quarter 2014 performance for Franklin Synergy Bank has been strong,” noted Herrington. “Deposits topped $1 billion during the third quarter and at quarter end will be close to $1.050 billion.”

In Rutherford County, MidSouth Bank, acquired by Franklin Synergy in July 2014, had 7.5% of the market share in deposits at June 30, 2014, making it the sixth largest bank in Rutherford County. There are a total of 20 banks in the Rutherford County market.

In the Nashville Metropolitan Statistical Area (MSA), Franklin Synergy also significantly increased market share, rising to the 12th largest bank, up from the 14th largest bank in 2013. Total deposits for Franklin Synergy, including deposits from recently purchased MidSouth Bank, boost the bank to the 10th largest bank in the Nashville MSA.

About Franklin Synergy Bank

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management and financial planning services for consumers and businesses. Franklin Synergy earned its first profit in 2009, after just five quarters of operation. Deposits surpassed $1 billion in July 2014, upon the acquisition of Rutherford County’s MidSouth Bank.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to the largest bank doing business in Williamson County.

Additional information about Franklin Synergy is available at the bank’s website: www.franklinsynergybank.com.

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